Exhibit 99 (i)

PAYMENT AND THE EXERCISE OF REMEDIES WITH RESPECT TO THIS NOTE, AND ANY LIENS SECURING THIS NOTE, WILL BE SUBJECT TO THE TERMS AND PROVISIONS SET FORTH IN THE SUBORDINATION AGREEMENT (AS DEFINED BELOW).  THE MAKER OF THIS NOTE WILL FURNISH A COPY OF THE SUBORDINATION AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST.

THIS NOTE AND ANY SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER THIS NOTE NOR ANY PORTION HEREOF OR INTEREST HEREIN (INCLUDING SECURITIES ISSUABLE UPON CONVERSION HEREOF) MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE MAKER HAS RECEIVED EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE MAKER.

CONVERTIBLE SENIOR SUBORDINATED SECURED PROMISSORY NOTE

March 18, 2008	$7,500,000

FOR VALUE RECEIVED, LOUD Technologies Inc., a Washington corporation (LOUD Technologies Inc., together with each other Person which is joined as a “Maker” pursuant to a joinder agreement, individually and collectively, jointly and severally, the “Maker”) hereby covenants and promises to pay to Sun Mackie, LLC, a Delaware limited liability company, or its successors and assigns (the “Payee”) the principal amount of SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($7,500,000), together with interest thereon calculated from the date hereof in accordance with the provisions of this Note.

This Note and the indebtedness evidenced hereby are subordinate in the manner and to the extent set forth in that certain Intercreditor Agreement, dated as of the date hereof, among Payee, Ableco Finance LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders as defined therein (in such capacity, together with any successor collateral agent, the “Collateral Agent”), and GMAC Commercial Finance LLC (“GMAC”), as administrative agent for the Lenders defined therein (in such capacity, together with any successor administrative agent, the “Administrative Agent”; and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”) (as amended, restated, supplemented, or otherwise modified from time to time, the “Subordination Agreement”), and each holder of this Note, by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.

1.                                       Interest.

(a)                                  Interest Accrual.  Interest shall accrue on a quarterly basis at a rate of fifteen and one-quarter percent (15.25%) per annum (calculated on the basis of a 360-day year comprised of twelve 30-day months) on the unpaid principal balance of this Note outstanding from time to time, or (if less) at the highest rate then permitted by applicable law.  The Maker shall pay to the

Payee all accrued and unpaid interest on the Interest Payment Dates, beginning March 31, 2008, by increasing the principal amount of this Note by the amount of such accrued and unpaid interest (“PIK Interest”) pursuant to Section 1(b) below.  All accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on this Note is made.  Interest shall accrue on any principal payment due under this Note and, to the extent permitted by applicable law, on any interest which has not been paid on the date on which it is due and payable until such time as payment therefor is actually delivered to the Payee.  Upon the conversion of all or part of the amounts outstanding under this Note into Common Stock pursuant to Section 8, interest will cease to accrue with respect to any such amounts converted into Common Stock.

(b)                                 PIK Interest; Capitalization of Interest.  All interest which accrues on or before any Interest Payment Date (the “Capitalization Date”) shall be deemed to be paid in kind and added to the principal amount outstanding hereunder, in each case, as of the Capitalization Date.  Except as expressly provided herein, the term “Note” shall include all PIK Interest deemed to be added to the principal amount outstanding hereunder pursuant to this Section 1(b).

2.                                       Principal.

(a)                                  Maturity Date.  On June 29, 2012 (the “Maturity Date”), the Maker shall pay the entire unpaid principal amount of this Note then outstanding to the Payee, together with all accrued and unpaid interest thereon.

(b)                                 Mandatory Prepayment.  Subject to the terms of the Subordination Agreement and the Payee’s right to convert this Note into Common Stock pursuant to Section 8, upon the occurrence of a Fundamental Change, the Maker shall redeem this Note in full at a price equal to the unpaid principal amount of the Note, plus all accrued and unpaid interest.  Except as provided in the foregoing sentence, this Note may not be prepaid by the Maker without the consent of the Majority Payees.

(c)                                  Replacement Notes.  The Maker or the Payee may, but shall not be obligated to, request the issuance of replacement notes to evidence any increases in the principal amount of this Note pursuant to Section 1(b) with such replacement notes being identical in form and substance in all respects to this Note.  Upon any such request, the Maker shall issue such replacement notes and the holder(s) of this Note or such replacement notes shall return such notes to be replaced to the Maker, in each case marked “cancelled”, or deliver to the Maker a lost note indemnity in form and substance reasonably satisfactory to the Maker.  The replacement and cancellation of notes pursuant to this Section 2(c) shall in no way be a novation of the indebtedness evidenced by the notes being replaced and cancelled nor shall the security interests granted pursuant to any Senior Subordinated Note Document be released, terminated or otherwise impaired by such replacement and cancellation.

(d)                                 Application of Principal Payments and Reductions.  All payments and prepayments of principal on this Note and all principal reductions effected in accordance with the terms of this Note shall be applied first, to the accrued and unpaid interest due under this Note, and second, to the unpaid principal balance of this Note then outstanding (including principal attributable to the capitalization of PIK Interest in accordance with Section 1(b)).

3.                                       Guarantee.  All obligations of the Maker under this Note and the other Senior Subordinated Note Documents are hereby guaranteed by Mackie Designs Inc., a Washington corporation, SIA Software Company Inc., a New York corporation, and St. Louis Music, Inc., a Missouri corporation and each other current or future Domestic Subsidiary of the Maker (collectively, “Guarantors”) pursuant to the terms set forth on Exhibit A attached hereto and made a part hereof.

4.                                       Transaction Fee.  In consideration of the loan made pursuant to this Note, and not in limitation of any other fee paid or payable to the Payee under any of the Senior Subordinated Note Documents at any time, the Maker shall, on the date hereof, pay to the Payee, or the Payee, at its option, may set off against the amount loaned to the Maker pursuant to this Note, a fee in the amount of $150,000, which fee shall be fully earned and payable as of the date hereof and constitutes part of the Obligations.  The Maker agrees that, once paid, the foregoing fee shall be nonrefundable.

5.                                       Representations and Warranties.  The Maker hereby represents and warrants to the Payee that each of the representations and warranties set forth in the First Lien Credit Agreement are true and correct as of the date hereof, and each such representation and warranty is incorporated mutatis mutandis as if set forth fully in this Note and as if applicable to the Payee and the Senior Subordinated Note Documents.  The Maker further represents and warrants to the Payee that (a) the execution, delivery and performance of the Senior Subordinated Note Documents to which the Maker is a party have been duly authorized by the Maker, (b) the Senior Subordinated Note Documents constitute a valid and binding obligation of the Maker, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies, and (c) the execution and delivery by the Maker of the Senior Subordinated Not Documents to which the Maker is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Maker, do not and shall not (i) conflict with or result in a breach of the terms of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge, or encumbrance upon the Maker’s capital stock or assets pursuant to, (iv) give any third party the right to modify, accelerate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption, or other action by or notice to any court or administrative or governmental body pursuant to, its articles of incorporation or bylaws or any material law, statute, rule or regulation, including the rules of any stock exchange, to which the Maker is subject, or any material agreement, instrument, order, judgment or decree to which the Maker is subject, except where any such condition would not have a material adverse effect on the Maker.

6.                                       Covenants.

(a)                                  Maintenance of the Maker’s Business.  So long as any amount remains due and outstanding under this Note, the Maker will, and will cause each of its Subsidiaries to:

(i)                                     at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence (except that a Subsidiary may be merged or liquidated into the

Maker or another Subsidiary) and all material licenses, authorizations and permits necessary to the conduct of its businesses;

(ii)                                  maintain and keep its properties in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted in all material respects at all times;

(iii)                               pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies to the extent to which the failure to pay or discharge such obligations would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Maker and its Subsidiaries taken as a whole, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books and financial statements with respect thereto;

(iv)                              comply with all other obligations which it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due to the extent to which the failure to so comply would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Maker and its Subsidiaries taken as a whole, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books and financial statements with respect thereto;

(v)                                 comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Maker and its Subsidiaries taken as a whole;

(vi)                              apply for and continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are customary for companies of similar size engaged in similar lines of business; and

(vii)                           maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP.

(b)                                 SEC Filings.  The Maker will file all reports required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and the rules and regulations adopted by the Securities and Exchange Commission thereunder in a timely and accurate manner.  Upon request, the Maker will deliver to the Payee a written statement as to whether it has complied with such requirements. The Maker’s failure to file a report required to be filed under the

Securities Act or the Exchange Act, as the case may be, shall not constitute an Event of Default (as defined in Section 7 below) hereunder if such failure, in the case of an Exchange Act filing, is excused by the application of Exchange Act Rule 12b-25.

(c)                                  Shareholder Approval.  The Maker will submit (i) the Senior Subordinated Note Documents and the transactions contemplated hereby and thereby (including the issuance of shares to the Payee should the Payee exercise its right to convert this Note into shares of Common Stock pursuant to Section 8 hereof), and (ii) an amendment to the articles of incorporation of the Maker increasing the number of authorized shares to an amount sufficient to permit conversion of this Note pursuant to Section 8 hereof (including PIK Interest) for approval by its shareholders at the Maker’s next annual shareholders meeting.  The Maker shall include in the proxy statement for such meeting the recommendation of the Special Committee of the Board of Directors and the Board of Directors of the Maker in favor of the approval of the Proposals and such proxy statement shall provide that the vote of the shares held by the Payee shall be sufficient for approval of the Proposals (provided the Payee owns at least 66 2/3% of the outstanding shares of the Maker on the record date for such meeting).  The proxy statement for such annual Meeting shall be filed with the SEC not later than April 29, 2008 and such meeting held no later than May 31, 2008.

(d)                                 Audited Financial Statements.  The Maker agrees to deliver, or cause to be delivered, to the Payee the Audited Financial Statements for each Fiscal Year substantially simultaneously with the delivery thereof to the Administrative Agent and the Lenders under the First Lien Credit Agreement.

(e)                                  Notifications of Defaults on First Lien Financing Agreement.  As soon as practicable and in event within two (2) Business Days after giving or receiving any notice that a default or event of default has occurred under the First Lien Credit Agreement, the Maker will deliver to the Payee a copy of any such notice.

(f)                                    Guarantees and Collateral.  The Maker will deliver, or cause to delivered, such guarantees, security agreement, mortgages and other collateral documents as are necessary to provide the Payee with guarantees by the same entities and security interests in the same assets as the guarantees and collateral documents delivered pursuant to the First Lien Credit Agreement, together with such opinions, title insurance policies, endorsements, financing statements, control agreements (other than to the extent the Collateral Agent is the bailee for the Payee in accordance with the Subordination Agreement) and other agreements, documents and instruments in furtherance of such guarantees and collateral arrangements as the Payee may from time to time reasonably request.

(g)                                 Additional Subsidiary Guarantors.  Each Domestic Subsidiary acquired or created shall as soon as practicable, but in any event within five (5) Business Days after the time it becomes a guarantor of the obligations under the First Lien Credit Agreement, execute a guaranty in the form attached hereto as Exhibit A and reasonably satisfactory in form and substance to the Majority Payees.

7.                                       Events of Default; Remedies.

(a)                                  Events of Default.  The term “Event of Default” as used herein means the occurrence or happening, at any time and from time to time, any of the following:

(i)                                     the failure of the Maker to pay when due and payable (whether at maturity, upon a Fundamental Change or otherwise) the full amount of interest then accrued on this Note (including any PIK Interest) and the full amount of any principal payment on this Note;

(ii)                                  the occurrence of an Insolvency Event;

(iii)                               the failure of the Maker to deliver any shares of Common Stock required to be delivered by the Maker upon conversion of this Note pursuant to Section 8, which failure is not remedied within fifteen (15) calendar days of the Payee’s conversion of this Note;

(iv)                              the failure of the Maker or any Guarantor to comply with any covenant or agreement contained in any of the Senior Subordinated Note Documents, which non-compliance is not cured within fifteen (15) calendar days after receipt of written notice from the Payee; provided, however, that the Maker shall have sixty (60) calendar days after receipt of written notice to remedy, or receive a waiver for, any failure to comply with Section 6(b) so long as the Maker is using commercially reasonable efforts to cure such failure as promptly as reasonably practicable;

(v)                                 (A) the failure of the Maker or any of its Subsidiaries to pay in full any principal of or interest or premium on any of its indebtedness (excluding the obligations hereunder) to the extent that the aggregate principal amount of all such indebtedness exceeds $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after any applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness, or (B) any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such other default or event is to accelerate the maturity of such indebtedness;

(vi)                              a judgment in excess of $1,000,000 is rendered against the Maker or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged in full or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of any such stay, such judgment is not discharged in full;

(vii)                           any representation or warranty made or deemed made by or on behalf of Maker or any Guarantor or by any officer of the foregoing under or in connection with the Senior Subordinated Note Documents or under or in connection with any report, certificate, or other document delivered to any Payee shall have been incorrect in any material respect when made or deemed made;

(viii)                        any material provision of this Note, or any other Senior Subordinated Note Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Maker or any Guarantor intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Maker or any Guarantor or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Maker or any Guarantor shall deny in writing that it has any liability or obligation purported to be created under this Note, or any other Senior Subordinated Note Document; or

(ix)                                any security agreement, any mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected lien in favor of the Payee on any Collateral purported to be covered thereby.

(b)                                 Remedies.

(i)                                     Subject to the Subordination Agreement, upon the occurrence of an Event of Default, the Majority Payees may declare all or any portion of the unpaid Obligations to be immediately due and payable (provided, however, that if an Event of Default specified in Section 7(a)(ii) occurs, the entire unpaid Obligations shall forthwith become and be immediately due and payable without any declaration or other act on the part of the Majority Payees).

(ii)                                  Subject to the Subordination Agreement, upon the occurrence of any Event of Default and for so long as any Event of Default is continuing, the interest rate on this Note shall increase immediately by an increment of two (2) percentage points to the extent permitted by law.  Any increase of the interest rate resulting from the operation of this Section 7(b)(ii) shall terminate as of the close of business on the date on which no Events of Default exist (subject to subsequent increases pursuant to this Section 7(b)(ii)).  All additional interest accrued pursuant to this Section 7(b)(ii) shall be capitalized on any relevant Capitalization Date in accordance with Section 1(b).

(iii)                               Each Payee shall also have any other rights which such Payee may have been afforded under any contract or agreement at any time and any other rights which such Payee may have pursuant to applicable law.

8.                                       Conversion.

(a)                                  Conversion Procedure.

(i)                                     At any time and from time to time prior to the payment of this Note in full, at the Payee’s option, the Payee may convert all or any portion of the principal amount and accrued and unpaid interest outstanding under this Note into a number of shares of the Conversion Stock (excluding any fractional share) determined by dividing the principal amount designated by such Payee to be converted by the Conversion Price then in effect; provided, that such conversion may not take place until the Maker’s shareholders (without giving effect to the conversion contemplated by this Section 8(a)(i)) have approved the issuance of the Common Stock issuable upon conversion of this Note.

(ii)                                  Except as otherwise expressly provided herein, each conversion of this Note shall be deemed to have been effected as of the close of business on the date on which this Note has been surrendered for conversion at the principal office of the Maker.  At such time as such conversion has been effected, the rights of the Payee as the holder of this Note to the extent of the conversion shall cease, and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii)                               Notwithstanding any other provision hereof, if a conversion of any portion of this Note is to be made in connection with a sale of the Maker, the conversion of any portion of this Note may, at the election of the Payee, be conditioned upon the consummation of the sale of the Maker, in which case such conversion shall not be deemed to be effective until the consummation of such transaction.

(iv)                              As soon as possible after a conversion has been effected (but in any event within five (5) Business Days in the case of clause (A) below), the Maker shall deliver to the converting Payee:

(A)                              a certificate or certificates representing the number of shares of Conversion Stock (excluding any fractional share) issuable by reason of such conversion in such name or names and such denomination or denominations as the converting Payee has specified; and

(B)                                a new Note representing any portion of the principal amount or accrued and unpaid interest which was represented by the Note surrendered to the Maker in connection with such conversion but which was not converted.

(v)                                 If any fractional share of Conversion Stock would, except for the provisions hereof, be deliverable upon conversion of this Note, the Maker, in lieu of delivering such fractional share, shall pay an amount equal to the Market Price of such fractional share as of the date of such conversion.

(vi)                              The issuance of certificates for shares of Conversion Stock upon conversion of this Note shall be made without charge to the Payee hereof for any issuance tax in respect thereof or other cost incurred by the Maker in connection with such conversion and the related issuance of shares of Conversion Stock.  Upon conversion of this Note, the Maker shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

(vii)                           The Maker shall not close its books against the transfer of Conversion Stock issued or issuable upon conversion of this Note in any manner which interferes with the timely conversion of this Note.  The Maker shall assist and cooperate with any Payee required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of this Note (including, without limitation, making any filings required to be made by the Maker).

(viii)                        The Maker shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Note, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Notes.  All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Maker shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Maker upon each such issuance).

(b)                                 Conversion Price.

(i)                                     The initial Conversion Price shall be $5.00 per share of Common Stock.  In order to prevent dilution of the conversion rights granted under the Notes, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 8(b).

(ii)                                  If and whenever the Maker issues or sells, or in accordance with Section 8(c) is deemed to have issued or sold, any shares of Common Securities for a consideration per share less than the Conversion Price in effect immediately prior to such time, then immediately upon such issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (A) an amount equal to the sum of (x) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (y) the consideration, if any, received by the Maker upon such issue on sale, by (B) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

(c)                                  Effect on Conversion Price of Certain Events.  For purposes of determining the adjusted Conversion Price under Section 8(b), the following shall be applicable:

(i)                                     Issuance of Rights or Options.  If the Maker in any manner grants or sells any Options and the price per share for which Common Securities are issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Securities issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options, shall be deemed to be outstanding and to have been issued and sold by the Maker at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 8(c)(i), the “price per share for which Common Securities are issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities” is determined by dividing (A) the total amount, if any, received or receivable by the Maker as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Maker upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Maker upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Securities issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options.  No adjustment of the Conversion Price shall be made upon the actual issuance of such Common Securities or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Securities upon conversion or exchange of such Convertible Securities.

(ii)                                  Issuance of Convertible Securities.  If the Maker in any manner issues or sells any Convertible Securities and the price per share for which Common Securities are issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Securities issuable upon conversion or exchange of all such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Maker at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 8(c)(ii), the “price per share for which Common Securities are issuable upon conversion or exchange thereof” is determined by dividing (A) the total amount received or receivable by the Maker as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Maker upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Securities issuable upon the conversion or exchange of all such Convertible Securities.  No adjustment of the Conversion Price shall be made upon the actual issue of such Common Securities upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 8(c), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)                               Change in Option Price or Conversion Rate.  If the purchase price provided for in any Option, the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Security, or the rate at which any Convertible Security is convertible into or exchangeable for Common Securities changes at any time, the Conversion Price in effect at the time of such change shall be adjusted immediately to the Conversion Price which would have been in effect at such time had such Option or Convertible Security originally provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided, that if such adjustment of the Conversion Price would result in an increase in the Conversion Price then in effect, such adjustment shall not be effective until thirty (30) calendar days after written notice thereof has been given to all Payees.  For purposes of this Section 8(c), if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of this Note are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Securities deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided, that no such change shall at any time cause the Conversion Price hereunder to be increased.

(iv)                              Treatment of Expired Options and Unexercised Convertible Securities.  Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without the exercise of such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided, that if such expiration or termination would result in an increase in the Conversion

Price then in effect, such increase shall not be effective until thirty (30) calendar days after written notice thereof has been given to all Payees.  For purposes of this Section 8(c), the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of this Note shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of this Note.

(v)                                 Calculation of Consideration Received.  If any Common Securities, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Maker therefor.  In case any Common Securities, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Maker shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Maker shall be the Market Price thereof as of the date of receipt.  In case any Securities, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Maker is the surviving entity, the amount of consideration therefor shall be deemed to be the fair value of the portion of the net assets of the non-surviving entity that is attributable to such Common Securities, Options or Convertible Securities, as the case may be.  The fair value of any consideration or net assets other than cash and securities (and, if applicable, the portion thereof attributable to any such stock or securities) shall be determined jointly by the Maker and the holders of a majority of the outstanding principal amount of the Notes.  If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Maker and the holders of a majority of the outstanding principal amount of the Notes.  The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Maker.

(vi)                              Integrated Transactions.  In case any Option is issued in connection with the issue or sale of other securities of the Maker, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options shall be deemed to have been issued without consideration.

(vii)                           Treasury Shares.  The number of shares of Common Securities outstanding at any given time does not include shares owned or held by or for the account of the Maker or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Securities.

(viii)                        Record Date.  If the Maker takes a record of the holders of Common Securities for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Securities, Options or in Convertible Securities or (B) to subscribe for or purchase Common Securities, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Securities deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(d)                                 Subdivision or Combination of Common Securities.  If the Maker at any time subdivides (by any stock split, stock dividend or otherwise) one or more classes of its outstanding shares of Common Securities into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Maker at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Securities into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(e)                                  Reorganization, Reclassification, Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Maker’s assets or other transaction, which in each case is effected in such a manner that holders of Common Securities are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Securities is referred to herein as an “Organic Change.”  Prior to the consummation of any Organic Change, the Maker shall make lawful and adequate provision (in form and substance satisfactory to the holders of a majority of the principal amount of the Notes then outstanding) to ensure that each of the Payees shall thereafter have the right to acquire and receive, in lieu of or addition to (as the case may be) shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Note, such shares of stock, securities or assets as would have been issued or payable in such Organic Change (if the Payee had exercised this Note immediately prior to such Organic Change) with respect to or in exchange for the number of shares of Conversion Stock immediately theretofore acquirable and receivable upon conversion of such Payee’s Note had such Organic Change not taken place.  In any such case, appropriate provision (in form and substance satisfactory to the Majority Payees) shall be made with respect to such Payee’s rights and interests to insure that the provisions of this Section 8 and Sections 9 and 10 shall thereafter be applicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of the Notes (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Maker, an immediate adjustment of the Conversion Price to the value for the Common Securities reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of the Notes, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale).  The Maker shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Maker) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form reasonably satisfactory to the Majority Payees), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(f)                                    Certain Events.  If any event occurs of the type contemplated by the provisions of this Section 8 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Maker’s board of directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the Payees; provided, that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 8 or decrease the number of shares of Conversion Stock issuable upon conversion of the Notes then outstanding.

(g)                                 Notices.

(i)                                     Immediately upon any adjustment of the Conversion Price, the Maker shall send written notice thereof to the Payee, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii)                                  The Maker shall send written notice to the Payee at least twenty (20) calendar days prior to the date on which the Maker closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Securities, (B) with respect to any pro rata subscription offer to holders of Common Securities or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(iii)                               The Maker shall also give at least twenty (20) calendar days prior written notice of the date on which any Organic Change, Fundamental Change, dissolution or liquidation shall take place.

9.                                       Liquidating Dividends.  If the Maker declares a dividend upon the Common Securities payable otherwise than in cash out of earnings or earned surplus (determined in accordance with GAAP) except for a stock dividend payable in shares of Common Securities (a “Liquidating Dividend”), then the Maker shall pay to the Payee at the time of payment thereof the Liquidating Dividend which would have been paid to the Payee on the Conversion Stock had this Note been fully converted immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Securities entitled to such dividends are to be determined.

10.                                 Purchase Rights.  If at any time the Maker grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Securities (the “Purchase Rights”), then each Payee shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Payee could have acquired if such Payee had held the number of shares of Conversion Stock acquirable upon conversion of such Payee’s Note immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Securities are to be determined for the grant, issue or sale of such Purchase Rights.

11.                                 Registration Agreement.  The Maker and the Payee agree and acknowledge that the shares issuable by the Maker pursuant to Section 8 of this Note are “Sun Registrable Securities” pursuant to and as defined in that certain Registration Agreement dated February 21, 2003 by and among the Maker, the Payee and the other parties signatory thereto; provided, that if this Note is assigned pursuant to Section 15 of this Note to any Person other than an affiliate of Sun Mackie, LLC, such assignee will be deemed a party to such Registration Agreement and the shares issuable by the Maker pursuant to Section 8 of this Note shall be “Other Registrable Securities” pursuant to and as defined in such Registration Agreement.

12.                                 Amendment or Waiver.  Except as otherwise expressly provided herein and except as otherwise expressly provided in the Subordination Agreement, the provisions of this Note may be amended or waived and the Maker may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Maker has obtained the written consent of the Majority Payees; provided, that, except to the extent specifically provided for herein, no such action shall change (i) the rate at which or the manner in which interest accrues on this Note or the times at which such interest becomes payable, (ii) any provision relating to the scheduled payments or prepayments of principal on this Note, (iii) the Conversion Price of this Note or the number of shares or the class of stock into which this Note is convertible or (iv) any provision of this Section 12, without the written consent of 100% of the Payees.

13.                                 Definitions.  For purposes of this Note, the following capitalized terms have the following meaning:

“Ableco” is defined in the second introductory paragraph of this Note.

“Administrative Agent” is defined in the second introductory paragraph of this Note.

“Agent” is defined in the second introductory paragraph of this Note.

“Audited Financial Statements” means, with respect to any Fiscal Year, the consolidated balance sheets, statements of operations and retained earnings and statements of cash flows of the Maker and its Subsidiaries as of the end of such Fiscal Year, together with the report and opinion of the independent certified public accountants for such entities, in each case as delivered in accordance with the First Lien Credit Agreement.

“Business Day” means each day other than a Saturday, Sunday or legal holiday in the States of Delaware and Washington.

“Capitalization Date” is defined in Section 1(b) of this Note.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a lien or security interest is granted or purported to be granted by such Person as security for all or any part of the obligations under this Note or the other Senior Subordinated Note Documents.

“Collateral Agent” is defined in the second introductory paragraph of this Note.

“Common Stock” means the common stock, without par value, of the Maker as constituted on the date hereof and any stock into which any such common stock is changed or any stock resulting from any stock split, stock dividend or other recapitalization or reclassification of any such common stock.

“Common Securities” means Common Stock, and any capital stock of any class of the Maker hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Maker.

“Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Securities actually outstanding at such time, plus the number of shares of Common Securities deemed to be outstanding pursuant to Sections 8(c)(i) and 8(c)(ii) hereof, regardless of whether or not the Options and Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon conversion of the Notes.

“Conversion Price” is defined in Section 8(b) of this Note.

“Conversion Stock” means shares of the Maker’s authorized but unissued Common Stock; provided, that if there is a change such that the securities issuable upon conversion of the Notes are issued by an entity other than the Maker or there is a change in the class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of this Note if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities (directly or indirectly) convertible into or exchangeable for Common Securities.

“Domestic” means, with respect to any entity, an entity incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

“Event of Default” is defined in Section 7(a) of this Note.

“First Lien Credit Agreement” means the Financing Agreement dated as of March 30, 2007 by and among the Maker, certain Subsidiaries of the Maker, the lenders from time to time party thereto, Ableco, as Administrative Agent for such lenders, and GMAC, as Collateral Agent for such lenders, together with all amendments, restatements, supplements, modifications, renewals, extensions, refundings, refinancings, deferrals and restructurings thereof.

“Fiscal Year” means the fiscal year ending on December 31 of each year.

“Fundamental Change” means the consummation of any transaction or series of transactions (including any merger, consolidation, recapitalization or restructuring), the result of which is that (i) Sun Mackie, LLC and its affiliates cease to own 50% or more of the voting power of the Maker, or in the case of clause (ii), the entity to which the consolidated assets of the Maker are transferred, (ii) any person or group of related persons unaffiliated with Sun Mackie, LLC acquires all or substantially all of the assets of the Maker, (iii) the Maker is liquidated or dissolved, (iv) during any twelve (12)-month period, a majority of the board of directors of the Maker ceases to be comprised of existing board members at the beginning of the period and any new directors whose election was approved by at least two-thirds of the directors then still in office, or (v) any “Change of Control” under or as defined in the First Lien Credit Agreement.

“GAAP” means U.S. generally accepted accounting principles consistently applied and as in effect at the relevant time or the relevant period.

“GMAC” is defined in the second introductory paragraph of this Note.

“Guarantor” is defined in Section 3 of this Note.

“Insolvency Event” means the occurrence of any of the following: (i) the Maker or any of its Subsidiaries makes a general assignment for the benefit of creditors; (ii) an order, judgment or decree is entered adjudicating the Maker or any of its Subsidiaries bankrupt or insolvent; (iii) any order for relief with respect to the Maker or any of its Subsidiaries is entered under the Federal Bankruptcy Code; (iv) the Maker or any of its Subsidiaries petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Maker or any of its Subsidiaries or of any substantial part of the assets of the Maker or any of its Subsidiaries, or commences any proceeding relating to the Maker or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or (v) any such petition or application is filed, or any such proceeding is commenced, against the Maker or any of its Subsidiaries and not dismissed or stayed within 60 calendar days after the commencement thereof.

“Interest Payment Date” means March 31, June 30, September 30 and December 31.

“Legend” is defined in Section 16(d) of this Note.

“Liquidating Dividend” is defined in Section 9 of this Note.

“Majority Payees” means the holders of a majority of then outstanding principal amount of this Note and any additional notes issued in connection with assignments and transfers permitted by Section 15.

“Maker” is defined in the first introductory paragraph of this Note.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) Business Days consisting of the day as of which “Market Price” is being determined and the twenty (20) consecutive Business Days prior to such day.  If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Maker and the Majority Payees.  If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Maker and the Majority Payees.  The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Maker.

“Maturity Date” is defined in Section 2(a) of this Note.

“Obligations” means all obligations, liabilities or sums due or to become due by the Maker or any Guarantor under this Note or any other Senior Subordinated Note Document.

“Options” means any rights or options to subscribe for or purchase Common Securities or Convertible Securities.

“Organic Change” is defined in Section 8(e) of this Note.

“Payee” is defined in the first introductory paragraph of this Note.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“PIK Interest” is defined in Section 1(a) of this Note.

“Purchase Rights” is defined in Section 10 of this Note.

“Restricted Security” means this Note, all Conversion Stock issuable pursuant to Section 8 of this Note, and any securities issuable by way of a stock split, stock dividend or other recapitalization with respect to the Common Stock issuable pursuant to Section 8 of this Note.  As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) been distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and, if such Restricted Securities have been certificated, new certificates for them not bearing the Securities Act legend set forth in Section 16(d) have been delivered by the Maker in accordance with Section 16.  Whenever any particular securities of the Maker cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Maker, without expense, to the extent such Restricted Security was certificated, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 16(d).

“Securities Act” is defined in Section 6(b) of this Note.

“Securities Exchange Act” is defined in Section 6(b) of this Note.

“Senior Subordinated Note Documents” means this Note, the Security Agreement, the Stock Pledge Agreement, and any other agreement, document or instrument delivered to or in favor of Payee or any holder in connection with any of the foregoing (to the extent permitted by the First Lien Credit Agreement).

“Subsidiary” of any specified Person means any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries, or (ii) in the case of a partnership, limited liability company, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

“Subordination Agreement” is defined in the second introductory paragraph of this Note.

“Transfer” is defined in Section 15 of this Note.

14.                                 Cancellation.  Immediately after all principal and accrued interest at any time owed on this Note has been paid in full (including by the conversion of one hundred percent (100%) of the amounts outstanding under this Note into shares of Common Stock, which shares are validly authorized and issued to the holder), this Note shall be automatically canceled and the Payee shall immediately surrender this Note to the Maker for cancellation.  After cancellation of this Note, this Note shall not be reissued.

15.                                 Assignment.  The rights and obligations of the Maker and the Payee may not be assigned by the Maker without the prior written consent of the Majority Payees, which consent may be granted or withheld in the Majority Payee’s sole discretion.  The Payee may assign at any time this Note to any of its affiliates, any financial institutions or any other Person, in which event, the assignee shall have, to the extent of such assignment, the same rights and benefits as it would have if it were the Payee, except as otherwise provided by the terms of such assignment or participation.  Upon a valid assignment of a party’s rights and obligations under this Note, this Note shall inure to the benefit of and be binding upon the successors and permitted assigns and transferees of the Maker and the Payee; provided that in no event shall the sale, exchange, assignment, pledge, hypothecation, transfer or other disposition (each, a “Transfer”) of this Note relieve the Maker of its obligations hereunder or under any other Senior Subordinated Note Documents to which it is a party.  In the event of any permitted assignment hereunder, (i) the Maker agrees to pay for all costs associated with documenting, implementing or otherwise accommodating such Transfer, (ii) the prospective Payee shall be, and shall provide a representation that it is, entering into such Transfer for its own account and not with a view to, or for sale in connection with, any subsequent distribution, and (iii) the prospective Payee shall become a party to this Note (or any replacement hereof) and the Subordination Agreement.

16.                                 Securities Law Restrictions.

(a)                                  This Note is a Restricted Security transferable only pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available and (iii) subject to the conditions specified in Section 16(b) below, any other legally available means of Transfer.

(b)                                 In connection with the transfer of any Restricted Securities (other than a Transfer described in clauses (i) or (ii) of Section 16(a) above), the holder thereof shall deliver written notice to the Maker describing in reasonable detail the transfer or proposed Transfer, together with an opinion of counsel knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act.  In addition, to the extent the Restricted Securities were certificated, if the holder of the Restricted Securities delivers to the Maker an opinion of counsel that such Restricted Securities are not required to contain the Legend, the Maker shall promptly upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in Section 16(d).  If the Maker is not required to deliver new certificates without such legend for such Restricted Securities, the holders shall not transfer the same until the prospective transferee has confirmed to the Maker in writing his, her, or its agreement to be bound by the conditions contained in this Section 16(b).

(c)                                  The Maker shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in Section 16(d) below from the certificates for such Restricted Securities provided that such holder has previously delivered to the Maker an opinion of counsel that such Restricted Securities no longer require the Legend.  Each opinion of counsel delivered to the Maker under this Section 16 shall be in form and substance reasonably satisfactory to the Maker.

(d)                                 Each certificate or instrument representing Restricted Securities, if any, shall be imprinted with a legend in substantially the following form (the “Legend”):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE MAKER HAS RECEIVED EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE MAKER.

17.                                 Payments; Place of Payment.  All payments to be made to the Payee shall be made in the lawful money of the United States of America in immediately available funds.

18.                                 Place of Payments.  Payments of principal and interest shall be delivered as directed by prior written notice by the Payee to the Maker or, if not specified by such Payee, then to such Payee, at the address of such Payee set forth on the Maker’s records or at such other address as is specified by prior written notice by such Payee to the Maker.

19.                                 Governing Law.  All questions concerning the construction, validity and interpretation of this Note will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

20.                                 Waiver of Presentment, Demand and Dishonor.  The Maker hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the Obligations and any and all extensions, renewals, and modifications hereof.

21.                                 Expenses; Taxes; Attorneys Fees.  The Maker will pay on demand, all costs and expenses incurred by or on behalf of each Payee, including reasonable fees, costs, client charges and expenses of a single counsel selected by the Majority Payees for the collective interests of the Payees, accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to:  (a) the negotiation, preparation, execution, delivery, performance and administration of this Note and any other Senior Subordinated Note Document, (b) any requested amendments, waivers or consents to this Note or any other Senior Subordinated Note Document whether or not such documents become effective or are given, (c) the preservation and protection of any Payee’s rights under this Note or any other Senior Subordinated Note Document, (d) the defense of any claim or action asserted or brought against any Payee by any Person that arises from or relates to this Note or any other Senior Subordinated Note Document or any Payee’s claims against the Maker or any Guarantor, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Note or any other Senior Subordinated Note Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Payee, or the taking of any action in respect of the Collateral or other security, in connection with this Note or any other Senior Subordinated Note Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Note or any other Senior Subordinated Note Document, (h) any attempt to enforce any lien or security interest in any Collateral or other security in connection with this Note or any other Senior Subordinated Note Document, (i) any attempt to collect from the Maker or any Guarantor, (j) all liabilities and costs arising from or in connection with the past, present or future operations of the Maker or any Guarantor involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any release of hazardous materials on, upon or into such property, or (k) the receipt by any Payee of any advice from professionals with respect to any of the foregoing.  Without limitation of the foregoing or any other provision of any Senior Subordinated Note Document:  (x) the Maker agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Payee to be payable in connection with this Note or any other Senior Subordinated Note Document, and the Maker agrees to save each Payee harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Maker agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Note and the other Senior Subordinated Note Documents, and (z) if the Maker fails to perform any covenant or agreement contained herein or in any other Senior Subordinated Note Document, the Payee may itself perform or cause performance of such covenant or agreement, and the expenses of the Payee incurred in connection therewith shall be reimbursed on demand by the Maker.

22.           Business Days.  If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a Business Day, the payment shall be due and payable on, and the time period shall automatically be extended to, the immediately following

Business Day, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

23.                                 Waiver of Jury Trial. EACH OF THE MAKER AND THE HOLDER OF THIS NOTE, BY ISSUING OR ACCEPTING THIS NOTE, AS APPLICABLE, AGREES THAT IT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO JURY TRIAL OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS NOTE OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS IN RESPECT OF THIS NOTE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. Each of the Maker and the Payee, by accepting this Note, hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that each Payee and the Maker may file an original counterpart of a copy of this Note with any court as written evidence of the consent of the Payee or the Maker to the waiver of the Payee’s right to trial by jury.

24.                                 No Waiver.  The rights and remedies of the Payee expressly set forth in this Note are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise.  No failure or delay on the part of the Payee in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Event of Default.  No course of dealing between the Maker and the Payee or their agents or employees shall be effective to amend, modify or discharge any provision of this Note or to constitute a waiver of any Event of Default.  No notice to or demand upon Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Payee to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

25.                                 Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” whether or not so expressly stated in each such instance and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Note in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Note and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP.

26.                                 Usury Laws.  It is the intention of the Maker and each Payee to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters.  If the maturity of this Note is accelerated by reason of an election by the Payee resulting from an Event of Default, voluntary prepayment by the Maker or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the Payee either be rebated to the Maker or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Maker.  The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time.  If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Maker or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Maker.

*          *          *          *          *

IN WITNESS WHEREOF, the Maker has executed and delivered this Convertible Senior Subordinated Secured Promissory Note on the date first above written.

LOUD TECHNOLOGIES INC., a Washington corporation

By:	/s/ James T. Engen
Name:	James T. Engen
Its:	President and Chief Executive Officer

Agreed to and accepted this 18th day of March, 2008

SUN MACKIE, LLC, a Delaware limited liability company

By:	/s/ Mark Hajduch
Name:	Mark Hajduch
Its:	Vice President

Signature Page to Convertible Senior Subordinated Promissory Note

EXHIBIT A
GUARANTY

1.               Guaranty.  Each Guarantor hereby jointly and severally unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Maker now or hereafter existing under any Senior Subordinated Note Document, whether for principal, interest (including all interest that accrues after the commencement of any Insolvency Event irrespective of whether a claim therefor is allowed in such case or proceeding), fees, expenses or otherwise (such obligations, to the extent not paid by the Maker, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the holders (or any of them) in enforcing any rights under the guaranty set forth in this Exhibit.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Maker to the holders under any Senior Subordinated Note Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Maker or Guarantor.

2.               Guaranty Absolute.  Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Senior Subordinated Note Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the holders with respect thereto.  Each Guarantor agrees that this Exhibit constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any holder to any Collateral.  The obligations of each Guarantor under this Exhibit are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against the Maker or any Guarantor or whether the Maker or any Guarantor is joined in any such action or actions.  The liability of each Guarantor under this Exhibit shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)                                  any lack of validity or enforceability of any Senior Subordinated Note Document or any agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Senior Subordinated Note Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Maker or any Guarantor or otherwise;

(c)                                  any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)                                 the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any holder;

(e)                                  any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of the Maker or any Guarantor; or

(f)                                    any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by any holder that might otherwise constitute a defense available to, or a discharge of, the Maker, any Guarantor or any other guarantor or surety.

This Exhibit shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the holders or any other Person upon the insolvency, bankruptcy or reorganization of the Maker or otherwise, all as though such payment had not been made.

3.               Waiver.  Each Guarantor hereby waives (i) promptness and  diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Exhibit and any requirement that the holders exhaust any right or take any action against the Maker or any Guarantor or any other Person or any Collateral, (iii) any right to compel or direct any holder to seek payment or recovery of any amounts owed under this Exhibit from any one particular fund or source or to exhaust any right or take any action against the Maker or any Guarantor, any other Person or any Collateral, (iv) any requirement that any holder protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against the Maker or any Guarantor, any other Person or any Collateral, and (v) any other defense available to any Guarantor.  Each Guarantor agrees that the holders shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 3 is knowingly made in contemplation of such benefits.  Each Guarantor hereby waives any right to revoke this Exhibit, and acknowledges that this Exhibit is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

4.               Continuing Guaranty; Assignments.  This Exhibit is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Exhibit and (ii) the Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the holders and their successors, pledgees, transferees and assigns.

5.               Subrogation.  Each Guarantor will not exercise any rights that it may now or hereafter acquire against the Maker or any Guarantor or any other guarantor that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Exhibit, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the holders against the Maker or any

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Guarantor or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Maker or any Guarantor or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of the holders shall forthwith be paid to the holders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Exhibit, whether matured or unmatured, in accordance with the terms of this Note, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Exhibit thereafter arising.  If (i) any Guarantor shall make payment to the holders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Exhibit shall be paid in full in cash and (iii) all commitments under the Subordinated Note Documents have been terminated, the holders will, at any Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

6.               Conflict.  Anything herein to the contrary notwithstanding, the obligations evidenced hereby, the exercise of any right or remedy with respect thereto, and certain of the rights of the holder hereof are subject to the provisions of the Intercreditor Agreement, dated as of the date hereof, among Ableco Finance LLC, as Collateral Agent, GMAC Commercial Finance LLC, as Administrative Agent, and the Payee.  In the event of any conflict between the terms of the Subordination Agreement and this Agreement, the terms of the Subordination Agreement shall govern and control.

7.               Release of Guarantor.  A Guarantor shall be released from all obligations under its Guaranty if (a) the Guarantor has sold all of its assets or the Company and its Subsidiaries have sold all the capital stock of the Guarantor owned by them, or (b) the Guarantor merges with or into or consolidates with or transfers all or substantially all of its assets to the Maker or another Guarantor.

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IN WITNESS WHEREOF, the Guarantors have executed and delivered this Guaranty on the 18th day of March, 2008.

MACKIE DESIGNS INC., a Washington corporation

By:	/s/ James T. Engen
Name:	James T. Engen
Its:	President

SIA SOFTWARE COMPANY INC., a New York corporation

By:	/s/ James T. Engen
Name:	James T. Engen
Its:	President

ST. LOUIS MUSIC, INC., a Missouri corporation

By:	/s/ James T. Engen
Name:	James T. Engen
Its:	President

Signature Page to Guaranty